LIMITED POWER OF ATTORNEY
        KNOW ALL BY THESE PRESENTS, that I, Duncan W. James, interim Vice President of QuadraMed Corporation, appoint Morris F. DeFeo and Kelly G. Howard, of the law firm of Crowell & Moring, LLP, as my true and lawful attorneys-in-fact to act in my name, place and stead in any way that I myself could do, if I were personally present for the purpose of preparing, filing and amending securities law forms for me as an individual, including, but not limited to, filing Form ID to obtain Securities and Exchange Commission filer codes.

        I further grant to my attorneys-in-fact full authority to act in any manner both proper and necessary to the exercise of the foregoing powers, including the full power of substitution and revocation, and ratify every act that he or she may lawfully perform in exercising those powers.

        This Limited Power of Attorney will become effective as of the date set forth below and shall terminate on December 31, 2010.

        This Limited Power of Attorney shall be governed by, and construed in accordance with, the laws of the
Commonwealth of Virginia, excluding its conflicts of laws principles.

        IN WITNESS THEREOF, the foregoing LIMITED POWER OF ATTORNEY was made and executed as of July 23, 2009.

                                                /s/ Duncan W. James
                                                Duncan W. James
                                                Vice President

Witnessed:
By:        /s/ Michael Kaplan
Name:        Michael Kaplan